Exhibit 10.24

LEASE ASSIGNMENT AND ASSET PURCHASE AGREEMENT

THIS LEASE ASSIGNMENT AND ASSET PURCHASE AGREEMENT (this “Agreement”) is made and effective on December 9, 2004 by and between TANOX WEST, INC., a Delaware corporation (“Purchaser” or “Tanox West”) and BIOGEN IDEC INC., a Delaware corporation (“Seller”), with reference to the facts set forth in the Recitals below:

Recitals

WHEREAS, Seller is the tenant under a certain Lease dated July 9, 1992 (the “Initial Lease”), as amended by (i) that certain First Amendment to Lease dated November 9, 1992 (the “First Amendment”), (ii) that certain Lease Exhibit executed by Landlord and Tenant on December 22, 1994 (the “Lease Exhibit”), (iii) that certain Lease Amendment dated December 30, 1994 (the “Second Amendment”), and (iv) that certain Third Lease Amendment Agreement dated as of April 22, 2004 (the “Third Amendment,” and collectively with the Initial Lease, the First Amendment, the Lease Exhibit and the Second Amendment, the Confirmation of Lease Commencement Date, dated September 22, 1993, and the Letter agreement re BFP/Cell Bank Remodel, dated October 16, 2001, the “Lease”), for the premises located at 11011 Torreyana Road, San Diego, California, as the same are more particularly described in the Lease (the “Premises”).  TSI, L.P., a California limited partnership, the successor-in-interest to Torrey Sorrento, Inc., a California corporation, is the landlord under the Lease (“Landlord”).  A copy of the Lease is attached hereto as Exhibit ”A.”

WHEREAS, Subject to all the terms and provisions of this Agreement, Seller desires to assign, and Purchaser desires to assume, the leasehold interest of Seller in and to the Premises and the Lease, subject to certain modifications to the Lease more particularly set forth in that certain amendment to the Lease in the form of the attached Exhibit ”C” (the “Lease Amendment” and, together with the Lease, the “Amended Lease”) .  Seller also desires to sell, and Purchaser also desires to purchase certain equipment (the “Equipment”), furniture and fixtures (the “FF&E”), maintenance inventory (the “Maintenance Inventory”) and copies of maintenance and validation documentation with respect to the Equipment and the Premises (the “Documentation,” and collectively, with the Equipment, FF&E and Maintenance Inventory, the “Assets”) from Seller.  Purchaser further desires that Seller provide certain assistance to Purchaser in connection with the Premises, all on the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises of the parties contained herein, and for other good and valuable consideration which is acknowledged to have been received, the parties agree as follows:

Agreement

ARTICLE 1

ASSIGNMENT OF LEASE

1.1                                 Assignment.  Subject to all of the terms and provisions of this Agreement regarding the Closing (as defined below) and the other conditions contained herein, this

Execution Version

Agreement, together with the Lease Amendment and the Confirmation of the Assignment (defined below), will effectuate the assignment and transfer by Seller to Purchaser, and the acceptance by Purchaser (the “Assignment”) of all of Seller’s right, title and interest in and to the Lease and the Premises, including Seller’s interest in the Security Deposit (as defined in the Lease).  From and after the Effective Date (defined below), subject to all the terms, provisions and closing conditions of this Agreement, Purchaser will assume and agree to keep, perform and fulfill all of the terms, covenants, conditions and obligations required to be kept, performed and fulfilled by the tenant (the “Tenant”) under the Amended Lease, including the making of all payments due or payable to Landlord, or on behalf of the Tenant under the Amended Lease, as and when the same are due and payable (collectively, the “Lease Obligations”), to the extent they accrue during, are attributable to, and are to be performed by the Tenant during periods from and after the Effective Date (the “Post-Effective Date Lease Obligations”).  Seller shall retain liability for performance of Lease Obligations to the extent the same accrued during, were attributable to, and were to be performed by the Tenant during periods prior to the Effective Date (the “Pre-Effective Date Lease Obligations”).  Subject to satisfaction or waiver of the conditions to Closing set forth in Article 5, the parties shall execute and deliver a separate instrument confirming the Assignment (the “Confirmation of Assignment”) in the form attached hereto as Exhibit ”B,” which shall be delivered to Landlord upon the Closing as confirmation of the Assignment.  The Assignment shall be effective for all purposes on January 10, 2005 (the “Effective Date”).  On the Effective Date, Seller shall deliver the Premises to Purchaser in broom clean condition, free of Seller’s personal property other than the Assets transferred to Purchaser pursuant to this Agreement; provided, however, Seller shall have completed, not later than the Effective Date the items identified on the attached Schedule 1.1.

1.2                                 Amendment to Lease; Consent of Landlord.  Concurrently with the execution of this Agreement, Seller, Purchaser and Landlord shall have entered into a certain amendment to the Lease (the “Lease Amendment”), in the form of the attached Exhibit ”C.” The Lease Amendment includes Landlord’s Consent to the Assignment.  The Assignment and the Closing are each expressly contingent on the parties’ receipt of Landlord’s executed counterpart to the Lease Amendment.

1.3                                 Transfer Assistance.  In connection with the Assignment and transfer to Purchaser of Seller’s interest in the Premises under the Lease, Seller shall make available to Purchaser the services of certain personnel as provided in the Transition Services Agreement (the “Transition Services Agreement”) to be entered into concurrently with the execution of this Agreement, in the form attached hereto as Exhibit ”D.”

1.4                                 Early Access.  Seller and Purchaser shall cooperate in providing early access to the Premises for the period from and after the date of full execution of this Agreement (the “Signing Date”) and prior to the Effective Date, to permit Purchaser to familiarize itself with, and prepare for full occupancy of, those portions of the Premises vacated by Seller and accepted by Purchaser in accordance with a phased occupancy plan approved by Seller and Purchaser and attached hereto as Schedule 1.5.  Purchaser’s activities on the Premises during such early access period shall be in full compliance with applicable provisions of the Lease.  Purchaser shall have no obligation for rent,  property taxes or other Premises operating expenses; provided, however, Purchaser shall be responsible for (i) all of its costs of clean rooms cleaning, and (ii) costs for the treatment and removal of its biohazard, hazardous materials and waste products and environmental materials, the handling, treatment, disposal and/or storage of which is regulated under applicable law, all such activities to be in accordance with such laws during such early occupancy.  Seller shall have no obligation to provide services to Purchaser as to such materials.  Purchaser’s activities on the Premises prior to the Effective Date shall not interfere with Seller’s activities on the Premises during such period.  Seller shall maintain and Purchaser shall obtain appropriate liability and casualty insurance policies during the period of such early occupancy, which each of such insurance policies shall name the other party as an additional insured thereunder to the extent of their respective interests.  Purchaser shall also maintain workers compensation insurance in statutorily required amounts with respect to its employees occupying any portion of the Premises prior to the Effective Date.  Each party shall receive appropriate certificates of such insurance prior to the commencement of Purchaser’s early occupancy.  From and after the Signing Date until the Effective Date, Purchaser shall have the right to contact and initiate meetings with Landlord directly regarding the Lease and the Premises; provided, however, Seller shall be provided contemporary notice of such contact and Seller shall have the right to participate in all such contacts and meetings.

1.5                                 Retained Access.  In order to permit Seller to effect the decommissioning of certain radioactive materials licenses affecting portions of the Premises (the “Rad Areas”), Purchaser agrees to permit Seller to retain use and control over the Rad Areas until decommissioning in accordance with applicable law has been effected.  Seller shall undertake to complete such decommissioning activities as soon as reasonably practicable, but in any event shall have completed such decommissioning not later than nine (9) months following the Effective Date.  The location of the Rad Areas is set forth on the attached “Exhibit E.”  Seller shall effect such decommissioning activities in compliance with applicable provisions of the Lease.  In the event the Rad Areas are not decommissioned by May 1, 2005, Seller shall be responsible for a pro rata portion (computed by reference to the square footage subject to the Rad Areas) of rent and property taxes accruing during the period after said date for those Rad Areas that Purchaser does not have full use of due to Seller’s use thereof until such full use is available.

1.6                                 Certain Agreements Regarding the Lease.

(a)                                  Extension Payments.  In connection with the modification of the Lease described in the Lease Amendment, Purchaser and Seller agree that any amounts payable by Landlord in connection with the extensions of the term of the Lease described below shall be treated as follows:

(i)                                     Initial Lease Extension.  Any amounts payable by Landlord for the extension of the Lease term from its current expiration date to September 30, 2011 shall be for the account of Seller and, to the extent Purchaser receives, or is credited by Landlord with any such amounts, the full amount thereof shall be promptly remitted to Seller;

(ii)                                  First Extension Option.  The amount payable by Landlord under Section 3.3.8 of the Lease, as amended by the Lease Amendment, with respect to Purchaser’s exercise of the Tenant’s option to extend the term of the Amended Lease from October 1, 2011 to September 30, 2016, in the event Purchaser elects, in its sole discretion, to exercise such option, shall be split equally between Seller and Purchaser.

Purchaser shall promptly remit Seller’s portion following Purchaser’s receipt of such amount, or its entitlement to any credit with respect thereto from Landlord.  No modification of Section 3.3.8 of the Lease with respect to such extension option will be effected by Purchaser without Seller’s prior written consent.

(iii)                               Second Extension Option.  Any amounts payable with respect to the second extension option described under Section 3.3.8 of the Lease, as amended by the Lease Amendment, to extend the term of the Amended Lease from October 1, 2016 to September 30, 2021, shall be retained by Purchaser solely for its own account.

(b)                                 Extended Term Rental Payment.  As partial consideration for Purchaser’s agreement to the extension of the Lease term to September 30, 2011 as provided in the Lease Amendment, Seller shall make two (2) payments to Purchaser, each in the amount of Two Million Three Hundred Sixty-One Thousand Six Hundred Ninety-Two and 50/100 Dollars ($2,361,692.50) each (the “Rent Reimbursements”).  The first payment shall be made on September 30, 2007, and the second payment shall be made on November 30, 2008, provided each of the following conditions has been met at the time of each payment:

(i)                                     No Default.  Purchaser shall not be in Default (as defined in the Lease) beyond applicable cure periods under the terms of the Lease or in breach of its obligations under this Agreement at the time such payment is due as to any monetary obligation owed to Landlord, nor shall Landlord have commenced any eviction, or unlawful detainer action against Tanox under the Lease, including the posting of a “3-Day Notice to Pay Rent or Quit” which has not been withdrawn or satisfied ; and

(ii)                                  No Demand by Landlord.  There shall be no unsatisfied demand from Landlord for amounts due under the Lease as Rent (as defined in the Lease), or for property taxes or insurance premiums, resulting from Purchaser’s breach of the Lease, nor shall any payment by Seller to Landlord, or other party entitled thereto, pursuant to the terms of the Lease, resulting from any such breach by Purchaser have been made or be required to be made; provided, however, Purchaser shall still be entitled to receive the Rent Reimbursements to the extent the same exceed any payments made by Seller to Landlord or other party entitled thereto as a result of Purchaser’s breach of the Lease, after deduction for all such amounts paid by Seller; provided further, however, to the extent such amounts paid by Seller exceed the Rent Reimbursement amounts payable by Seller to Purchaser, Purchaser shall continue to remain liable for reimbursement to Seller of all such amounts paid by Seller.

In the event that the foregoing conditions are not satisfied as of the date any Rent Reimbursement is to be made, but such conditions are satisfied as of a subsequent date in a manner which does not result in the termination of the Lease or liability to Seller in an amount in excess of such Rent Reimbursement amount(s), Seller shall be obligated to make such Rent Reimbursement on such subsequent date, less any amounts paid to Landlord on account of Purchaser’s failure to timely satisfy such condition at such earlier date.

(c)                                  Insurance; Notices of Default; Lease Modifications.  From and after the Effective Date until October 1, 2008:  (i) Purchaser shall provide Seller with certificates of all insurance policies required to be maintained by the tenant under the Lease, naming Seller as an additional insured thereunder and providing that no cancellation of such policies may occur without at least thirty (30) days prior written notice to Seller thereof; (ii) Purchaser shall promptly forward to Seller upon receipt, copies of any demands or notices of default received by Purchaser from Landlord or Landlord’s lender, or given by Purchaser to Landlord or Landlord’s lender, with respect to the Lease or the Premises; and (iii) Purchaser shall provide not less than three (3) business days prior written notice to Seller (or such shorter notice as is reasonable under the circumstances) of any meeting or other contact with Landlord that might materially affect Seller’s retained liability and/or responsibility under the Lease, and Seller shall have a reasonable opportunity to participate in such meeting or communication.  Except with the prior written consent of Seller, Purchaser shall not agree to any modification to the Lease that, individually, or in the aggregate with all other modifications not previously consented to by Seller, would increase or materially affect Seller’s retained liability and/or responsibility under the Lease.  With respect to any breach or default under the Lease occurring prior to October 1, 2008 and with respect to which, Seller has retained liability under the Lease as amended by the Lease Amendment, and which is not timely cured by Purchaser, Seller shall have the right, without any obligation to do so, to cure such default, including payment of any default interest or late payment charges owed to Landlord with respect to such default, provided Seller has given Purchaser not less than five (5) business days notice of such intent to cure and Purchaser has not cured such matter within said five-day period.  Any amounts paid by Seller to Landlord on account of any Purchaser default under the Lease shall be reimbursed by Purchaser to Seller within three (3) business days of Purchaser’s receipt of Seller’s written demand therefor, and, to the extent the Rent Reimbursements have not been made, such amounts shall be offset against Seller’s obligation to pay the Rent Reimbursements.

(d)                                 Security Deposit Credit.  At Closing, Seller shall receive from Purchaser the amount of One Hundred Ninety-Two Thousand Five Hundred Dollars ($192,500) representing the Security Deposit held by Landlord under the Lease (the “Security Deposit Credit”).

(e)                                  Security System.  On the Effective Date, BI shall have effected the decommissioning of the current security system computer server and system (the “Security System”) such that it services the Premises only and not any of BI’s other facilities or premises, and secured a software license for Tanox for the use of the software necessary to operate the Security System.

(f)                                    Additional Premises Repair.  As of the Signing Date, or as soon thereafter as practicable, and in all events prior to, and as a condition of, the Closing, Seller shall arrange for Landlord to conduct an inspection of the Premises to identify items of deferred maintenance or items requiring repair under applicable provisions of the Lease.  Based on such inspection, Seller and Purchaser shall agree on a list of items of repair (the “Additional Repair Items”) which were identified by Landlord, or are consistent with Landlord’s expressed criteria for the standard of maintenance and repair required under the Lease, as mutually agreed by Seller and Purchaser.  The Additional Repair Items shall be added to Schedule 1.1 to the extent not already listed thereon, and Seller shall effect the repair of the Additional Repair Items prior to the Effective Date at Seller’s sole cost and expense.  Seller reserves the right to contest with

Landlord its imposition of any item of repair which Seller, in good faith, believes is inconsistent with the provisions of the Lease before such item is included on the Additional Repair Items.

1.7                                 Performance Under Lease.  Seller shall continue to satisfy and perform all obligations under the Lease in accordance with the terms thereof for the period from and after the Signing Date through the Effective Date.

ARTICLE 2

PURCHASE AND SALE OF ASSETS

2.1                                 Purchase and Sale.  Subject to the terms of this Agreement, on the Closing Date (as defined in Section 6.1 below), Purchaser agrees to buy and Seller agrees to sell, transfer, convey and assign to Purchaser all of Seller’s right, title and interest in and to the Assets, subject to the retentions and reservations set forth herein.

2.2                                 Consideration for Purchase.  On the Closing Date, in exchange for the purchase of the Assets pursuant to Section 2.1 above, Purchaser shall deliver to Seller in cash or immediately available funds, the amount of Five Million Four Hundred Eighty-One Thousand One Hundred Forty-Eight and 00/100 Dollars ($5,481,148.00) (the “Asset Purchase Price”).  Purchaser will also deliver to Seller funds in an amount equal to one-half (1/2) of the California sales tax (the “Sales Tax Payment”) payable by Seller in connection with the sale of the Assets.  Subject to such receipt, Seller shall pay the full amount of such sales tax to the appropriate authorities on a timely basis.  The Asset Purchase Price shall be allocated as follows:

(a)                                  Equipment.  The Equipment consists of the “MSM Equipment,” as described in the attached Exhibit ”F,” the “Process Development Equipment,” as described in the attached Exhibit ”G,” and the “QA/QC Equipment”, as described in the attached Exhibit ”H.”  The portion of the Asset Purchase Price allocable to each such Equipment category is as follows:

(i)	MSM Equipment	$1,856,148.00;

(ii)	Process Development Equipment	$220,000.00; and

(iii)	QA/QC Equipment	$300,000.00.

(b)                                 FF&E.  The FF&E is more particularly described on the attached Exhibit ”I.”  The portion of the Asset Purchase Price allocable to the FF&E is One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00).  In addition, Purchaser shall pay Seller Ten Thousand and 00/100 Dollars ($10,000) for the Security System.

(c)                                  Maintenance Inventory.  The Maintenance Inventory is more particularly described on the attached Exhibit ”J.”  The portion of the Asset Purchase Price allocable to the Maintenance Inventory is Ninety-Five Thousand and 00/100 Dollars ($95,000.00).

(d)                                 Documentation/Retained Rights.  The Documentation is more particularly described on the attached Exhibit ”K.”  The portion of the Asset Purchase Price allocable to the

Documentation is One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00).  Notwithstanding the sale of the Documentation pursuant to this Agreement, Seller hereby retains and reserves ownership rights in, and a perpetual royalty-free non-exclusive license to use, copies and originals of the Documentation retained by Seller.  Seller shall be permitted access to, and the opportunity to copy at its cost, any of the Documentation (subject to coordination with Purchaser so as not to interfere with Purchaser’s use thereof) for a period of six (6) months following the Effective Date.  Seller and Purchaser acknowledge and agree that the Documentation will not include any information related to Seller’s products, processes and quality systems information, all of which information shall be redacted from the Documentation.  The list of Documentation on the attached Exhibit”K” is representative of the types and categories of Documentation which are intended to be conveyed by Seller to Purchaser under this Agreement, and, upon Purchaser’s written request therefor,  to the extent the same exists and is in Seller’s possession (or reasonably accessible to Seller), Seller shall provide to Purchaser, as soon as reasonably practicable after receipt of such request, such additional Documentation as Purchaser shall request which is consistent with the types and categories of Documentation described on the attached Exhibit”K.”

2.3                                 Asset Transfer.  The transfer of title to the Assets shall be effected by delivery of a bill of sale (the “Bill of Sale”) substantially in the form of the attached Exhibit ”L,” to be executed and delivered by Seller on the Closing Date.

2.4                                 Equipment, FF&E and Maintenance Inventory.  Seller shall assign to Purchaser as of the Closing Date all intangible rights and warranties with respect to the Equipment, FF&E, Maintenance Inventory and Documentation pursuant to an Assignment of Intangibles and Warranties (the “Assignment of Intangibles and Warranties”) in the form of the attached Exhibit ”M.”

2.5                                 Maintenance of Assets.  Seller shall maintain the Assets in accordance with Seller’s current practices and procedures from the Signing Date through the Closing Date.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

3.1                                 Seller hereby represents and warrants to Purchaser as follows:

(a)                                  Leasehold Interest.  Seller currently holds, and has not previously assigned or transferred, the leasehold interest represented by the Lease which is the subject of the Assignment.  Such interest is a valid leasehold interest in accordance with the terms of the Lease, and, to Seller’s knowledge, is free and clear of adverse interests other than those of public record  against title to the Premises.  Seller shall convey its leasehold interest in the Lease to Purchaser on the Effective Date.  To Seller’s knowledge, the copy of the Lease attached to this Agreement as Exhibit “A”, is a true and complete copy of the Lease by which Seller is bound with respect to the Premises.  There is no Default (as defined in the Lease) under the Lease by Seller, or to Seller’s knowledge, or occurrence or condition which with the giving of notice or passage of time would constitute a Default under the Lease, except as listed on the attached Schedule 3.1.  To Seller’s knowledge the Premises have been maintained in good condition and repair (ordinary wear and tear excepted) except for the items to be repaired under Schedule 1.1, as supplemented by the inclusion of the Additional Repair Items.

(b)                                 Assets.  Seller holds, and shall convey to Purchaser on the Effective Date, good and marketable title, as sole owner, to all of the Assets, free and clear of any and all liens, mortgages, pledges, security interests, conditional sales or title retention agreements.

(c)                                  No Insolvency.  Seller is not the subject of any insolvency or bankruptcy proceeding, and the entry by Seller into, and performance of its obligations under, this Agreement, will not render Seller insolvent.

(d)                                 Binding Agreement.  This Agreement constitutes the valid and legally binding obligation of Seller, is enforceable in accordance with its terms and does not conflict with, or result in a breach of, any material agreement by which Seller is bound.  Seller has full power, authority and legal right to execute and deliver this Agreement, to transfer its right, title and interest in the Assets and to grant the Assignment in the Lease, and to perform and observe the terms and conditions hereof.

(e)                                  Equipment; Maintenance Inventory.  To Seller’s knowledge:  (i) the Equipment has been maintained in all material respects as described in Seller’s records provided to Purchaser as part of the Documentation and reflect such maintenance for a period of not less than eighteen (18) months prior to the Signing Date (the “Maintenance Records”), except to the extent, and for such periods, as the Equipment, or part thereof, was decommissioned from use by Seller; and (ii) Seller has received no notification from any governmental agency or authority with jurisdiction thereover that the Equipment as used in the Premises by Seller is in violation, in any material respect, of any applicable building, zoning, subdivision, fire protection, health or similar law, order, ordinance or regulation.  To Seller’s knowledge, the Maintenance Inventory has not been subject to flood, fire or other casualty event.

(f)                                    Compliance with Law.  Seller is, and to Seller’s knowledge, at all times has been, in material compliance with legal requirements applicable to Seller’s use and occupancy of the Premises and its ownership and use of the Assets.  To Seller’s knowledge, Seller has not received any notice from any governmental entity with jurisdiction thereover, alleging any actual, alleged or potential violation of any such legal requirement, except as set forth on the attached Schedule 3.1.

(g)                                 Litigation.  There is no action, arbitration, hearing, investigation, litigation or suit (collectively, “Proceeding”) pending or, to the knowledge of Seller, threatened against, or affecting the Assets or the Premises, or Seller’s rights relating thereto, or Seller’s entry into this Agreement, or its performance of its obligations hereunder, except as set forth on the attached Schedule 3.1.

(h)                                 Environmental Matters.  Seller is, and, to Seller’s knowledge at all times has been, in compliance with, and in all material respects, has not been and is not in violation or liable under, environmental laws relating to its use and occupancy of the Premises under the Lease and otherwise, except as described on (i) the URS Report dated November 11, 2004 and delivered to Purchaser prior to the Signing Date; or (ii) Schedule 3.1.  To Seller’s knowledge, there has not been any activity conducted on the Premises involving hazardous agents, compounds or products which are known to be life-threatening to human beings other than the activities listed on Schedule 3.1.  To Seller’s knowledge, Seller has provided Landlord with all notices of spillage, discharge, release or disposal of hazardous materials onto or within the Premises required by Section 37.1 of the Lease except as listed on Schedule 3.1.

(i)                                     Alterations.  Seller has disclosed to Purchaser all alterations made to the Premises by Seller and requiring Landlord’s consent under the Lease,  and, to Seller’s knowledge, Seller has provided to Purchaser all correspondence between Seller and Landlord with respect to Seller’s request for consent to such alterations and Landlord’s response thereto, if any.  To Seller’s knowledge, all alterations have been installed in accordance with applicable provisions of the Lease, except as listed on Schedule 3.1.

Except with respect to clause 3.1(g) above, the term “Seller’s knowledge,” as used in this Article 3, shall refer to and mean the actual knowledge of Paul Draper and Patrick Hoy, who are Seller’s employees, after reasonable inquiry, and shall not refer to any other employee, director, shareholder or agent of Seller; provided, however, with respect to clause 3.1(h) above, “Seller’s knowledge” shall also include, refer to and mean the actual knowledge of, Joe Hess, Seller’s employee, after reasonable inquiry.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1                                 Purchaser hereby represents and warrants to Seller as follows:

(a)                                  Binding Agreements.  This Agreement constitutes the valid and legally binding obligation of Purchaser, is enforceable in accordance with its terms, and does not conflict with, or result in a breach of, any material agreement by which Purchaser is bound.  Purchaser has full power, authority and legal right to execute and deliver this Agreement and to perform and observe the terms and conditions hereof.

(b)                                 Insolvency.  Purchaser is not the subject of any insolvency or bankruptcy proceeding, and the entry by Purchaser into, and performance of its obligations under, this Agreement will not render Purchaser insolvent.

(c)                                  Litigation.  There is no Proceeding pending or, to the knowledge of Purchaser threatened against, or affecting, Purchaser’s entry into this Agreement and performance of its obligations hereunder.

ARTICLE 5

CONDITIONS PRECEDENT TO CLOSING

5.1                                 Conditions to Obligations of Purchaser.  The obligations of Purchaser to acquire the Assets and pay the Asset Purchase Price and execute the Confirmation of Assignment under this Agreement are subject to the satisfaction or waiver of the following conditions precedent:

(a)                                  Seller shall have taken all requisite action and fulfilled all covenants and agreements for the valid performance of this Agreement and for the effectiveness of the Assignment and transfer of the Assets to Purchaser pursuant to the terms and conditions hereof;

(b)                                 Seller’s representations and warranties contained herein shall be true and correct in all material respects as of the Closing Date;

(c)                                  Since the Signing Date, there shall not have been commenced or threatened against Purchaser, any Proceeding involving any challenge to or seeking damages or other relief in connection with any of the transactions contemplated by this Agreement which is continuing; and

(d)                                 Since the Signing Date there shall not have occurred a “Force Majeure Event” (as defined in Section 8.6 below) which is continuing and has a material adverse affect upon the Assets or the Premises, or the occurrence of any material casualty to the Premises, or the destruction of any material portion of the Assets.

5.2                                 Conditions to Seller’s Obligations.  The obligations of Seller to sell, assign and transfer the Assets and execute the Confirmation of Assignment under this Agreement are subject to the satisfaction or waiver of the following conditions precedent:

(a)                                  Purchaser shall have taken all requisite action and fulfilled all covenants and agreements for the valid performance of this Agreement, including, but not limited to, delivery of the Asset Purchaser Price in full;

(b)                                 Purchaser’s representations and warranties contained herein shall be true and correct in all material respects as of the Closing Date;

(c)                                  Since the Signing Date, there shall not have been commenced or threatened against Seller any Proceeding involving any challenge to or seeking damages or other relief in connection with any of the transactions contemplated by this Agreement which is continuing.

ARTICLE 6

CLOSING

6.1                                 Time and Place.  The transactions provided for herein shall be consummated (the “Closing”)on the Effective Date, or such other date and time as the parties may agree (the “Closing Date”), at the offices of the Seller or such other location as the parties may agree.

6.2                                 Actions and Deliveries.  On the Closing Date, the following actions and deliveries shall take place (and be deemed to take place concurrently):

(a)                                  Delivery by Seller.  Seller shall deliver or cause to be delivered to Purchaser the following:

(i)                                     A certificate executed by Seller certifying to the accuracy of its representations and warranties as of the Closing Date in all material respects;

(ii)                                  A countersigned original of the Confirmation of Assignment executed by Seller;

(iii)                               A countersigned original of the Lease Amendment executed by Seller;

(iv)                              The Bill of Sale executed by Seller;

(v)                                 A countersigned original of the Assignment of Intangibles and Warranties executed by Seller;

(vi)                              A counterpart original of the Lease Amendment executed on behalf of Landlord;

(vii)                           A countersigned original of the Transition Services Agreement, executed on behalf of Seller; and

(viii)                        Such other documents as are necessary to effect the intent of this Agreement as Purchaser may reasonably request.

(b)                                 Delivery by Purchaser.  Purchaser shall deliver to Seller the following:

(i)                                     A certificate executed by Purchaser certifying to the accuracy of its representations and warranties as of the Closing Date in all material respects;

(ii)                                  The full amount of the Asset Purchase Price, the Sales Tax Amount and the Security Deposit Credit;

(iii)                               A countersigned original of the Confirmation of Assignment executed by Purchaser;

(iv)                              A countersigned original of the Lease Amendment executed by Purchaser; and

(v)                                 A countersigned original of the Assignment of Intangibles and Warranties executed by Purchaser;

(vi)                              A countersigned original of the Transition Services Agreement, executed on behalf of Purchaser; and

(vii)                           Such other documents as are necessary to effect the intent of this Agreement as Seller may reasonably request.

6.3                                 Prorations.  Within thirty (30) days following the Effective Date, Seller and Purchaser shall agree on prorations as of the Effective Date of Lease rent, utilities, real and personal property taxes, and other amounts payable under the Lease with respect to the Premises, and with respect to the Assets.  To the extent Seller has paid amounts in excess of its allocable share pursuant to such prorations, Purchaser shall promptly remit such amounts to Seller.  To the extent Seller owes Purchaser for amounts pursuant to such prorations, Seller shall promptly remit such amounts to Purchaser.

6.4                                 Delivery of Assets.  From and after the Effective Date, the Assets shall be available at the Premises and Purchaser shall have full access, custody and control of the Assets.  Purchaser shall have the right to confirm that the Assets are located at the Premises on the Closing Date as a condition to the closing of the transactions contemplated hereunder.  Notwithstanding the foregoing, the transfer of the MSM Equipment, the QA/QC Equipment and related documentation may be effected between the parties subsequent to the Signing Date and prior to the Closing Date by written amendment to this Agreement specifying such early delivery by Seller of such portions of the Assets, and payment by Purchaser of the portion of the Asset Purchase Price allocable thereto.

6.5                                 Simultaneous Transactions and Duration of Closing.  All transactions on the Closing Date shall be deemed to have taken place simultaneously, and no transaction shall be deemed to have been completed until all transactions are completed and all documents delivered.

6.6                                 Termination.  This Agreement may be terminated by written notice of either party if the Closing shall not have occurred by January 31, 2005.

ARTICLE 7

INDEMNITY; EQUIPMENT WARRANTY; PARENT GUARANTY

7.1                                 Purchaser’s Indemnity.  Purchaser agrees to indemnify, defend and hold Seller harmless from and against any and all claims, Proceedings (excluding declaratory actions) and demands (including those of Landlord under the Lease) and all costs, expenses and liabilities (collectively, the “Claims”) arising out of (i) Purchaser’s performance of, or failure to perform, the Post-Effective Date Lease Obligations, or Purchaser’s possession or use of the Premises (including, without limitation, any violation of applicable environmental laws), in each case, from and after the Effective Date, (ii) Purchaser’s performance of, or failure to perform, its obligations under this Agreement, or (iii) Purchaser’s ownership or use of the Assets, in each case, from and after the Effective Date.

7.2                                 Seller’s Indemnity.  Seller agrees to indemnify, defend and hold Purchaser harmless from and against any and all Claims arising out of (i) Seller’s performance of, or failure to perform, the Pre-Effective Date Obligations, or Seller’s possession or use of the Premises (including, without limitation, any violation of applicable environmental laws), in each case, for all periods prior to the Effective Date, (ii) Seller’s performance of, or failure to perform, its obligations under this Agreement; (iii) any breach of the representations or warranties of Seller contained in this Agreement, subject to all limitations under Section  8.2 below; (iv) Seller’s ownership or use of the Assets for all periods prior to the Effective Date, (v) the decommissioning of radioactive material licenses affecting the Rad Areas or the use or occupancy by the Seller or its employees of the Rad Areas after the Effective Date; or (vi) any noncompliance with applicable bulk sales law in connection with the sale of the Assets to Purchaser as contemplated by this Agreement.

7.3                                 Indemnity Exclusions.  In no event shall the indemnity obligations under this Article 7 apply to Claims to the extent arising out of the negligence or intentional misconduct of the party requesting indemnity.  In no event shall any indemnity or other claim for damages under this Agreement extend to liability for consequential, indirect or punitive damages.

7.4                                 Procedure for Indemnification and Defense of Claim.  Promptly after receipt by a party entitled to indemnification hereunder (the “Indemnitee”) of written notice of the assertion or commencement of any proceeding by a third party with respect to any matter referred to in Sections 7.2 or 7.3, the Indemnitee shall give written notice thereof to the party obligated to indemnify the Indemnitee (the “Indemnitor”) who shall have the right to assume the defense of such Claim; provided, however, that the failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is prejudiced thereby.  If the Indemnitor declines to assume the defense of such Claim within twenty (20) days of receipt of the Indemnitee’s notice, the Indemnitee may proceed with such defense and seek indemnity for any Claims resulting therefrom.  Any party undertaking the defense of any Claim shall keep the other reasonably informed with respect thereto.  Defense of the Indemnitee shall be by counsel reasonably acceptable to the Indemnitee and the Indemnitor shall have no right to settle a claim against the Indemnitee without prior written consent of the Indemnitee; provided, however, that an Indemnitee shall not unreasonably withhold, condition or delay its consent to any such settlement.  Any claim for indemnification for any matter not involving a third party may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

7.5                                 No Liabilities Assumed.  Except as expressly provided for by this Agreement, neither Seller or Purchaser shall be deemed, by execution or performance of this Agreement or otherwise, to have assumed or to be otherwise responsible for any debt, liability, obligation, commitment of any nature of the other, or relating to the Assets or the other’s employees, other assets, operations, businesses or activities, or claims for any such liability or obligations, matured or unmatured, liquidated or unliquidated, fixed or contingent, or known or unknown, whether arising out of occurrences prior to, at or after the Effective Date.

7.6                                 Equipment Warranty.

(a)                                  Warranty Items.  Seller hereby warrants to Purchaser that the Equipment identified on Schedule 7.6A attached hereto (the “Warranty Item(s)”) are, or will be as of the Effective Date, in good operating condition and repair (subject to normal wear and tear).  If  any Warranty Item: (i)  is not in good operating condition and repair (subject to normal wear and tear), so as to permit its operation substantially as conducted by Seller prior to Seller’s decommissioning of such Warranty Item from operation, and in a fashion which meets or exceeds the applicable equipment specifications with respect to each such Warranty Item provided to Purchaser by Seller (the “Equipment Specifications”); or (ii) thereafter, fails in its operation substantially as conducted by Seller prior to Seller’s decommissioning of such Warranty Item from operation, or fails to meet or exceed the applicable Equipment

Specifications, Purchaser’s exclusive remedy as to such Warranty Item shall be limited to repair of the applicable Warranty Item by Seller or issuance of a cash refund in the amount of the Asset Purchase Price allocable to such Warranty Item by the Seller.  It shall be within Seller’s sole discretion to elect to repair or to refund the portion of the Asset Purchase Price allocated to any piece of Equipment which is a Warranty Item.  Purchaser shall provide prompt notice to Seller of any Warranty Item which requires repair following Purchaser’s knowledge thereof, and in all events sufficiently promptly to minimize any further damage to such Warranty Item.  Purchaser shall provide reasonable access to the Premises to Seller, its employees or contractors so as to allow Seller to effect any repair to a Warranty Item.

(b)                                 Non-Warranty Equipment.  Seller warrants to Purchaser that the Equipment which are not Warranty Items, shall be operational on the Effective Date.

(c)                                  Limitation on Warranty.  Except as otherwise provided in this Article 7, Purchaser acknowledges and agrees that the provisions of the warranties given under this Section 7.6 constitute the sole and exclusive remedy available to it with respect to defective Warranty Items.  Except for the warranties provided in this Section 7.6, all warranties, whether expressed, implied or statutory, are hereby expressly excluded and disclaimed by Seller.  The warranty as to the Warranty Items set forth in Section 7.6(a) above, shall only be valid with respect to warranty claims submitted by Purchaser within the one hundred fifty-four (154) day period commencing as to each such Warranty Item, on the first to occur of:  (i) the date on which Purchaser takes title to such Warranty Item pursuant to Section 6.4 above: and (ii) the Closing Date (the “Warranty Period”).  The warranty set forth in this Section 7.6 shall not apply to the extent any breach of warranty is directly attributable to any damage or casualty occurring during Purchaser’s ownership of the Warranty Items, or due to Purchaser’s failure to maintain any Warranty Item in the ordinary course in accordance with Seller’s past custom, and the Equipment Specifications.  In no event shall Seller’s liability under this Section 7.6 as to Warranty Items repair or replacement exceed the portion of the Asset Purchase Price, on an aggregate basis, for the category of Equipment to which such Warranty Items belong.

7.7                                 Remedies Cumulative.  Remedies provided in this Agreement shall be cumulative and shall not preclude any party from asserting any other right or seeking any other remedies against the other party.

ARTICLE 8

MISCELLANEOUS

8.1                                 Notices.  Any notices or other communications pursuant to this Agreement shall be deemed to have been given when delivered personally, or within three (3) days of being deposited in the United States mail, registered or certified, with proper postage and registration or certification fees prepaid, or when delivered to Federal Express or a similar overnight carrier, addressed to each party at such party’s principal place of business as set forth on the signature page hereofor to such other addresses as may be designated by any of the parties from time to time by written notice given to the other party in the aforesaid manner.

8.2                                 Survival.  Seller’s representations and warranties under Sections 3.1(a), (b) and (h) shall survive indefinitely.  Seller’s representations and warranties under Sections 3.1(c),(d), (f), and (g) above shall survive for a period of twelve (12) months following the Closing Date.  Seller’s representations and warranties under Section 3.1(e) above shall survive for a period of six (6) months following the Closing Date.  Seller’s representations and warranties under Section 3.1(i) above shall survive until September 30, 2011.  Except for the foregoing representations and warranties and the warranty contained in Section 7.6 (subject to the limitations on survival specified hereinbelow), none of the representations and warranties contained in this Agreement shall survive beyond the Closing Date.  All covenants and agreements of the parties set forth in this Agreement which indicate they are to be performed after the Closing Date shall survive the Closing Date until performed, including for avoidance of doubt, Sections 1.4, 1.6, 1.7, 2.2(d), 6.3, 6.4, Article 7 and Article 8 hereof.  Any warranties provided by Seller under Section 7.6 are expressly limited to the periods, if any, specified in Section 7.6.   Each party shall provide written notice to the other party, as soon as practicable thereafter and in all events prior to the Closing, of any matter which is actually known by such party prior to the Closing to constitute a breach of  any representation or warranty of the other party untrue, incorrect or misleading in any material respect.  The persons whose actual knowledge shall be the basis for compliance with the foregoing covenant shall be limited to Ashraf Hanna and Katie-Pat Bowman on behalf of Purchaser and Paul Draper and Patrick Hoy on behalf of Seller.

8.3                                 Binding Effect.  The terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective assigns, heirs, representatives and successors; provided, however, this Agreement shall not be assignable or transferable by either party hereto without the written consent of the other party, except that either party may assign its rights under this Agreement to any of its Affiliates or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement, with prompt written notice to the other party of any such assignment, provided that the assigning party shall not be relieved of any obligations under this Agreement by any such assignment or transfer, and the assignee or transferee shall agree to be bound by all of the terms and conditions of this Agreement in a writing delivered to the other party as a condition to the effectiveness of such assignment or transfer.

8.4                                 Applicable Law;  Waiver of Bulk Sales Law.  This Agreement and the rights and obligations of the parties hereunder shall be construed under, and governed by, the laws of California without giving effect to conflict of laws provisions.  The parties jointly waive all bulk sales laws applicable to the transfers effected pursuant to this Agreement.

8.5                                 Entire Agreement.  This Agreement, the attached exhibits referenced herein, and the instruments, agreements and certificates to be executed and delivered pursuant hereto, together with that certain Mutual Confidentiality Agreement dated as of March 15, 2004, as amended by a certain Letter Amendment, of even date herewith, by and between Purchaser and Seller (the “Amended March CDA”), constitute the entire understanding of the parties with respect to the subject matter hereof and supersede any and all prior letters, agreements or memorandums of understanding.  No modification or waiver of this Agreement or any part hereof shall be valid or effective unless in writing and signed by the party or parties sought to be charged therewith; and no waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of like or different nature.

8.6                                 Headings; Terminology.  The various headings or titles used herein are for convenience only and shall not affect the interpretation of any of the provisions hereof.  All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; and the singular number shall include the plural, and vice versa.

8.7                                 Force Majeure.  In the event, as the result of the occurrence of an act of God, governmental action (including any proceeding instituted by any governmental agency or authority to enjoin or prevent the transactions contemplated by this Agreement or condemn the Premises), labor or workforce stoppage or strike, fire, flood, material destruction or damage to the Premises or the Assets, act of terrorism or other unforeseen event (such a “Force Majeure Event”), beyond the reasonable control of the party affected thereby, such party is prevented from performing its obligations under this Agreement, such failure to perform shall be excused and shall not be a breach or default of this Agreement for the period in which said condition prevails.  Any party claiming the occurrence of a force majeure event as an excuse for performance shall give prompt written notice to the other party of such event and the estimated duration of such event.  Force Majeure Event shall not be deemed to include financial capacity of a party to perform its obligations under this Agreement.

8.8                                 Confidentiality.  The parties acknowledge that they are parties to the Amended March CDA and that it remains in full force and effect.  In addition, the parties agree that the terms of this Agreement may be disclosed by either party in connection with reporting obligations, if any, required by the rules and regulations of the United States Securities and Exchange Commission, and that such disclosure shall not be deemed a violation of the obligations contained in the Amended March CDA; provided, however, each party shall provide the other party with reasonable advance notice of, and an opportunity to comment on, any such disclosure.  Notwithstanding the foregoing,  the parties agree that any press releases regarding the transactions provided for under this Agreement shall be subject to mutual approval of the parties prior to any public dissemination thereof.

8.9                                 Counterparts.  This Agreement may be executed in counterparts, all of which when taken together shall be deemed a fully executed original.

8.10                           Other Assurances.  Each party agrees to take such actions as may be reasonably required by the other party to effectuate the transactions contemplated by this Agreement upon written request from the other party stating the necessity and basis for such additional action.

8.11                           Attorneys’ Fees.  In the event that any action is brought for the enforcement or interpretation of this Agreement, the party determined by the court in which such action is brought to be the prevailing party in such action shall be entitled to recovery of reasonable attorneys’ fees and costs incurred in said action.

8.12                           Joint and Several Liability.  The undersigned Tanox, Inc., a Delaware corporation (“Tanox Parent”), the sole shareholder of Tanox West, hereby assumes joint and several liability for the obligations of the Purchaser under this Agreement, and agrees to be bound by all the terms and provisions of this Agreement.  Tanox Parent hereby accepts, not as a surety but as a principal and co-debtor, joint and several liability with Tanox West with respect to the payment of all of the obligations of the Purchaser hereunder, upon and subject to the terms hereof, it being the intention of the parties hereto that all such obligations shall be the joint and several obligations of Tanox Parent and Tanox West without preferences or distinction among them.  If and to the extent that Tanox West shall fail to make any payment with respect to any obligation of the Purchaser hereunder as and to the extent due in accordance with and subject to the terms thereof, then in such event Tanox Parent will make such payment with respect to such obligation.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties have executed this Lease Assignment and Asset Purchase Agreement as of the date first above written.

PURCHASER:

TANOX WEST, INC.

By:	/s/ Nancy T. Chang
Name: Nancy T. Chang
Title: President

10301 Stella Link
Houston, Texas 77025

SELLER:

BIOGEN IDEC INC.

By:	/s/ Edward M. Rodriquez
Name:	Edward M. Rodriquez
Title:	Vice President, Finance

5200 Research Place
San Diego, CA 92122

TANOX, INC.

By:	/s/ Nancy T. Chang
Name: Nancy T. Chang
Title: President & CEO

10301 Stella Link
Houston, Texas 77025

[SIGNATURE PAGE TO LEASE ASSIGNMENT AND

ASSET PURCHASE AGREEMENT]

INDEX OF EXHIBITS

EXHIBITS

“A”	-	Lease
“B”	-	Form of Confirmation of Assignment
“C”	-	Form of Lease Amendment
“D”	-	Form of Transition Services Agreement
“E”	-	Location of Rad Areas
“F”	-	List of MSM Equipment
“G”	-	List of Process Development Equipment
“H”	-	List of QA/QC Equipment
“I”	-	List of FF&E
“J”	-	List of Maintenance Inventory
“K”	-	List of Documentation
Sub-Exhibits		K-1 Maintenance and Calibration Records
K-2 Turnover Packages
K-3 SOPs
K-4 Validation Protocols
K-5 Environmental Reports
K-6 QA/QC Equipment Qualification Documents
K-7 EFCRs
K-8 Change Control Documents 2003
K-9 Change Control Documents 2004
K-10 Drawings
K-11 Training Material
K-12 Document Plan
“L”	-	Form of Bill of Sale
“M”	-	Form of Assignment of Intangibles and Warranties

Schedule 1.1	-	List of Premises Repairs
Schedule 1.5	-	Phased Occupancy Plan
Schedule 3.1	-	Seller’s Disclosures
Schedule 7.6A	-	List of Warranty Items

1